[Shutterfly Letterhead]

January 12, 2018

Michael Meek [address]

Dear Michael:
We are delighted to have you join the Shutterfly family, and look forward to welcoming you to the company. Accordingly, I am pleased to offer you a regular full-time position with Shutterfly, Inc. or one of its affiliates (the “Company” or “Shutterfly”), as “President & Chief Executive Officer, Lifetouch Inc.,” commencing on, and subject to, the closing of the Transaction (as defined below) (the date you commence employment, the “Hire Date”), reporting to Christopher North, President & CEO, Shutterfly Inc. This job is located in Eden Prairie, Minnesota. This offer letter, and all payments hereunder, are conditioned on the consummation of the transactions contemplated under the Stock Purchase Agreement among Shutterfly, Lifetouch Inc. Employee Stock Ownership Trust and Lifetouch Inc. (“Lifetouch”) expected to be entered into after the date of this offer letter (the “Transaction”).

Title
Your corporate title will be “President & Chief Executive Officer, Lifetouch Inc.”

Compensation
Your base salary will be $750,000.00, minus applicable deductions and prorated for any partial periods of employment. You will be paid bi-weekly in accordance with the Lifetouch normal payroll procedure.

2018 Bonus
For the Lifetouch fiscal year ending June 30, 2018, you will be eligible to continue to participate in the existing Lifetouch Annual Incentive Plans (MIP and STIP) (the “Assumed
Plan”), subject to the same terms and conditions applicable for the Assumed Plan. Moreover, for the Lifetouch fiscal year ending June 30, 2018, at least $375,000.00 (50% of Target) is guaranteed, regardless of actual performance, with any additional amounts subject to actual performance achievement under the terms of the Lifetouch Incentive Plan. You will forfeit the bonus for the Lifetouch fiscal year ending June 30, 2018, if your employment is terminated by you voluntarily or by Shutterfly for Cause (as defined below) prior to June 30, 2018. If your employment is terminated by Shutterfly for a reason other than Cause (as defined below) prior to June 30, 2018, your bonus for the Lifetouch fiscal year ending June 30, 2018, shall be prorated based on the number of months you were employed by Lifetouch and Shutterfly during fiscal year 2018. Additionally, the Assumed Plan will continue for the stub plan year between July 1, 2018, and December 31, 2018, with the same maximum bonus targets in place, however, the performance metrics for such stub plan year will be chosen by the Company. You will forfeit the bonus for the stub plan year if your employment is terminated by you voluntarily or by Shutterfly for Cause (as defined below) during the stub plan year. If your employment is terminated by Shutterfly for a reason other than Cause (as defined below) during the stub plan year, your bonus for the stub plan year shall be prorated based on the number of months you were employed by Lifetouch and Shutterfly during the stub plan year.

Beginning in calendar year 2019, you will be eligible to continue to participate in an Annual Incentive Plan; however, Shutterfly may amend such plans or establish successor plans providing benefits of substantially similar value (such existing or successor plan, as in effect from time to time, the “Lifetouch Incentive Plan”). Your participation will be subject to all other terms, conditions and restrictions of the Lifetouch Incentive Plan and/or the Shutterfly Incentive Plan, as applicable, so long as such other terms, conditions and restrictions do not conflict with the terms of this letter agreement.

Retention Bonus
You will receive a cash retention bonus in the total amount of $1,500,000.00 minus applicable deductions, payable on the second anniversary of the effective date of the Transaction, provided you continue to be employed by the Company at such time (the “Retention Bonus”). Your entitlement to the Retention Bonus is contingent upon your continued best efforts on behalf of the Company. If you leave voluntarily for any reason or Shutterfly terminates your employment for Cause (as defined below) prior to a payment of the Retention Bonus, you will forfeit the Retention Bonus. If your employment is terminated by Shutterfly for a reason other than Cause (as defined below) prior to the payment of the Retention Bonus, your Retention Bonus shall be prorated based on the number of months you were employed by Lifetouch and Shutterfly during the two-year period following the effective date of the Transaction.

Equity
Restricted Stock Units (RSUs)
Subject to the approval of the Compensation Committee of Shutterfly's Board of Directors in accordance with the Company's equity grant procedures, you will be granted a one-time award in the form of Restricted Stock Units (RSUs) valued at $1,000,000.00 on the Hire Date in accordance with Shutterfly’s Restricted Stock Unit Award Agreement (attached). The number of RSUs will be calculated based on the 60-day trailing average closing price of the Company’s common stock on the Nasdaq Global Select Market. The RSUs will vest in 25% increments annually on each of the first, second, third and fourth anniversaries of the original grant date, subject to your continued employment with the Company on the applicable vesting dates.
Your grant will be subject to all the terms, conditions and restrictions of the Restricted Stock Unit Award Agreement.

Beginning in calendar year 2019, you may be eligible to receive additional stock awards, in the
Company’s sole discretion.

Benefits
You and your dependents will be eligible to continue to receive health benefits under the existing Lifetouch health plan (the “Lifetouch Plan”), as well as the executive physical program; you will also be eligible to participate in a 401(k) retirement plan. Shutterfly reserves the right to revise or discontinue any or all of its benefit plans, including the Lifetouch Plan after calendar year 2018, at any time, in Shutterfly’s sole discretion, so long as the revision or termination of such benefits applies in a similar manner to similarly situated Shutterfly employees; provided however, that you will be eligible to continue to participate in the executive physical program through the end of calendar year 2019.

Company Car
Shutterfly will continue to provide you with either your current company vehicle, or your current car allowance, as applicable, in accordance with the terms and conditions of Lifetouch’s vehicle policy, as in effect from time to time.

Holidays
In calendar year 2018, Lifetouch will observe paid holidays in accordance with existing practice. The holiday schedule may change at management's discretion.

Time Off
You will continue to be eligible to participate in the Lifetouch paid time off (PTO) policies, as in effect from time to time. Shutterfly reserves the right to revise or discontinue any or all of its time off policies at any time, including the Lifetouch PTO policy, in Shutterfly’s sole discretion.

Change-in-Control Severance Benefits
You will be continue to be eligible for the change-in-control severance benefits set forth in your existing Change in Control Severance Agreement dated as of August 21, 2017 (your “CIC
Agreement”), as a result of the acquisition of Lifetouch, on the terms and conditions set forth therein, provided, however, that notwithstanding anything else provided in the definition of “Good Reason” set forth therein, you hereby agree and acknowledge that neither the execution of this offer letter with Shutterfly, nor the termination of your existing Employment Agreement (your “Prior Employment Agreement”) dated June 15, 2016, with Lifetouch, nor the changes in your employment terms resulting directly from terminating your Prior Employment Agreement and entering into this offer letter, nor the changes to the reporting structure and responsibilities that are a direct result of accepting the terms of this offer letter, will constitute Good Reason for purposes of your CIC Agreement, and you waive any and all rights to claim you have Good Reason thereunder as a result of any of the foregoing. For avoidance of uncertainty: you are not waiving your rights to claim that future conditions or circumstances that may arise and that are not expressly provided for under this offer letter constitute Good Reason for purposes of your CIC Agreement, except that you agree and acknowledge that the following shall not constitute Good Reason for purpose of your CIC Agreement, and you hereby waive any and all rights to claim Good Reason thereunder as a result of (i) a future change in title in and of itself; (ii) a future change in reporting line in and of itself; or (iii) a future change in job responsibilities implemented in good faith, after which your aggregate job responsibilities remain at a substantially similar level and scope. If you satisfy the conditions precedent to receiving your severance benefits set forth in your CIC Agreement, you will also be entitled to twelve (12) months of executive-level outplacement services with a provider selected by the Company.

During the Transition Period (as defined in your CIC Agreement) “Cause” for purposes of this offer letter has the meaning given to that term in your CIC Agreement.

Post-Transition Severance Benefits
If your employment is terminated by the Company without Cause (as defined below) after the end of the Transition Period (as defined in your CIC Agreement) but before the third anniversary of the effective date of the Transaction: (1) The Company will pay you twenty-four
(24) months of your base salary at the rate in effect at the time of your Separation (as defined below) in a cash lump sum (your “Lump-Sum Payment”). (2) If and to the extent you properly elect coverage under COBRA, the Company will also, for up to twenty-four (24) months following your Separation (as defined below) (such period, your “COBRA Payment Period”), either (i) pay the employer portion of your COBRA premiums on your behalf for your continued coverage, including for your eligible dependents, or, (ii) if the Company in its sole discretion determines that the COBRA Payments cannot be provided without potentially violating, or causing the Company to incur additional expense as a result of noncompliance with, applicable law, pay you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your coverage in effect on your date of the Separation (as defined below), based on your premium for the first month of continued
coverage (either (i) or (ii), as applicable, your “COBRA Payments”; collectively with your Lump- Sum Payment, your “Severance Payments”). (3) You will also be entitled to twelve (12) months of executive-level outplacement services with a provider selected by the Company (such benefit, collectively with your Severance Payments, your “Severance Benefits”).

Following the Transition Period, “Cause” means the occurrence of any of the following: (i) your gross negligence or willful misconduct in the performance of your duties; (ii) your commission of any act of fraud or material dishonesty with respect to the Company; (iii) your conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) your material breach of any proprietary-information and inventions agreement with the Company or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets and (v) your repeated failure to perform duties reasonably assigned to you.

Notwithstanding the foregoing: (1) You will not be entitled to any Severance Benefits unless you have (i) returned all Company property in your possession and (ii) executed and returned a general release, in the form prescribed by the Company, of all claims that you may have against the Company or persons affiliated with the Company and made such release effective and irrevocable on or before the date specified therein. (2) Your Severance Payments will be made in accordance with the Company’s standard payroll procedures and will commence on the

Company’s first regular payroll date that is at least 60 days after your Separation date; your first Severance Payment will include any unpaid COBRA Payments accrued from your Separation date. (3) Your COBRA Payments will stop prior to the end of your COBRA Payment Period upon your earlier eligibility for other group coverage under another substantially equivalent plan by a subsequent employer (if applicable) or the earlier end of the COBRA period provided by applicable law.

You will be eligible to participate in the executive severance program in which the then CEO and other executives of Shutterfly are then participating following the third anniversary of the effective date of the Transaction.

Employment Eligibility Verification
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire with the Company, or our employment relationship with you may be terminated.

Employment at Will
If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without cause or advance notice.

Arbitration
Any dispute, controversy or claim between you and the Company shall be resolved by final and binding arbitration as detailed in the enclosed Arbitration Agreement.

Section 409A
To the extent (i) any payments to which you become entitled under this offer letter, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your “separation from service,” as defined in the regulations under Section 409A of the Code (“Separation”) and (ii) the date of your death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this offer letter (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this offer letter is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this
Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Acceptance of Offer
To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to: Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, CA 94065, Attention: Tracy Layney, SVP, Human Resources, no later than January 19, 2018 (such date, the “Expiration Date”), after which this offer will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon: (1) providing documentation which establishes eligibility for employment in the United States; (2) completion and signing of the Shutterfly employment application; (3) successful completion of a background and reference check, (4) your signing of the Shutterfly Employee Invention Assignment and Confidentiality Agreement (and any other similar agreements relating to proprietary rights between you and the Company) and the Shutterfly Restrictive Covenants Agreement, and (5) the closing of the Transaction.

This letter agreement, and all of its attachments, together with the severance and change in control provisions of your CIC Agreement, as expressly assumed herein, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and together supersede any prior representations or agreements, whether written or oral, including your Prior Employment Agreement. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company. If by the Expiration Date we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We're sure you will find our company culture, including an environment that rewards teamwork and results, a gratifying place to work. We look forward to your positive response and to everything we can do together to build Shutterfly’s future.

If you have any questions regarding this offer, please feel free to contact me. Sincerely,
/s/Christopher North
Christopher North
President & Chief Executive Officer Shutterfly, Inc.

[Signature page to follow]

Enclosures:
Form of Restricted Stock Unit Agreement
Employee Invention Assignment and Confidentiality Agreement Non-Competition and Non-Solicitation Agreement
Arbitration Agreement – Minnesota Background Check Authorization

Accepted by executive:

/s/Michael Meek  Date: ___1-19-18___________
Michael Meek

Anticipated Start Date:

cc: HR Manager, for distribution to Personnel File